Exhibit 99.1

For Immediate Release
Contacts:	Thomas F. Hoffman at (412) 831-4060
or
Charles E. Mazur, Jr. at (412) 831-4340

CONSOL Energy Reports Earnings for Third Quarter 2006

PITTSBURGH (October 26, 2006) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and coalbed methane company, reported earnings of $50.6 million, or $0.27 per diluted share, for its third quarter ended September 30, 2006, compared with $377.0 million, or $2.02 per diluted share for the same period a year earlier. In the third quarter 2005, the company recognized a gain of $323.0 million, or $1.75 per diluted share, on the sale of 18.5% of CNX Gas.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended Sept 30, 2006	Quarter Ended Sept 30, 2005	Nine Months Ended Sept 30, 2006	Nine Months Ended Sept 30, 2005
Total Revenue and Other Income	$843.4	$1,207.3	$2,761.5	$2,841.4
Net Income	$50.6	$377.0	$281.0	$493.3
Earnings Per Share (Diluted)	$0.27	$2.02	$1.51	$2.67
Net Cash from Operating Activities	$90.2	$32.9	$439.3	$190.4
EBITDA	$139.1	$452.6	$629.2	$735.7
EBIT	$66.3	$388.5	$410.1	$541.4
Capital Expenditures	$175.0	$117.7	$469.4	$287.3
Other Investing Cash Flows	($1.6)	($430.2)	($12.2)	($446.5)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. Other investing cash flows represents net cash used in or (provided by) investing activities less capital expenditures and includes: Additions to Mineral Leases; Investment in Equity Affiliates; Acquisitions and Proceeds from Sales of Assets; and $420.2 million of Proceeds from the sale of 18.5% of CNX Gas.

“Higher period-to-period prices for both coal and gas enabled us to post respectable results even though we have elected to reduce production in both Northern and Central Appalachia and have faced several operating challenges at our mines during the quarter just ended,” said J. Brett Harvey, president and chief executive officer.

Harvey said revenues from sales of produced gas increased nearly 29 percent. “Although produced coal revenues declined period-to-period by approximately two percent,” he noted, “tons of company-produced coal sold in the same comparison were down approximately nine percent because of the production shortfalls. However, our current pricing structure enabled us to manage through the situation. With our mines now running at expected production levels, I expect us to return to the strong performance we have had for most of the year.”

On October 10, 2006, the company announced that it reduced third quarter production expectations because of production problems at several coal mines and a voluntary reduction in production at two other mines because of soft spot market conditions in Central Appalachia. Earlier in the year, the company had announced that it was idling production at the Shoemaker Mine while the company continued to upgrade the belt haulage system in the mine. However, the company reiterated its original production guidance for the fourth quarter ending December 31, 2006, saying that the mines affected by production problems had returned to expected production levels.

Period-to-Period Analysis of Financial Results for the Quarter

Total revenue and other income declined 30.1 percent, primarily due to the 2005 period gain on the sale of 18.5% of CNX Gas. In August 2005, CNX Gas, a subsidiary of CONSOL Energy, sold 27.9 million shares of common stock. CNX Gas received proceeds of $420.2 million, which it used to pay a special dividend to CONSOL Energy. The pre-tax gain on the transaction was $327.3 million.

Net cash from operating activities was $90.2 million for the quarter just ended, compared with $32.9 million for the September 2005 quarter, an increase of approximately 174 percent. The improvement in net cash from operating activities reflects changes in working capital and payments to reduce the company’s accounts receivable securitization facility in the 2005 period that did not occur in the 2006 period.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) was $139.1 million for the third quarter 2006 versus $452.6 million for the same period a year ago, which included the $327.3 million pre-tax gain on the sale of CNX Gas.

Third quarter 2006 earnings were impacted negatively by a pre-tax, non-cash $21.8 million charge for the acceleration of previously unrecognized actuarial losses related to the company’s salary pension plan. Earnings benefited from $13 million of insurance proceeds related to the Buchanan Mine fire that occurred in 2005.

Total costs decreased 5.9 percent.

Cost of goods sold (including Purchased Gas and Gas Royalty Interests’ Costs) decreased 10.5 percent, primarily reflecting lower purchased coal and gas costs period-to-period, partially offset by higher closed and idle mine costs related to the idling of the Shoemaker and VP #8 mines.

Depreciation, depletion and amortization increased 13.6 percent, primarily reflecting various coal assets and other projects placed in service after the 2005 period.

Taxes other than income increased 5.1 percent, primarily due to higher severance and other taxes attributable to higher sales prices for coal.

As of September 30, 2006, CONSOL Energy had no short-term debt and had $690 million in total liquidity, which is comprised of $216 million of cash, an available accounts receivable securitization facility of $112 million and $362 million available to be borrowed under its $750 million bank facility.

Coal Operations

	Quarter Ended September 30, 2006		Quarter Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Total Coal Sales (millions of tons)	15.6		17.4	51.3	52.5
Sales – Company-Produced (millions of tons)	15.4		16.9	50.4	51.3
Coal Production (millions of tons)	15.3	*	16.8	51.5	51.5
Average Realized Price Per Ton – Company- Produced	$39.11		$35.61	$39.08	$35.39
Operating Costs Per Ton	$26.10		$23.13	$24.50	$22.41
Non-operating Charges Per Ton	$5.85		$5.18	$4.67	$4.86
DD&A Per Ton	$3.48		$2.96	$3.07	$2.84
Total Cost Per Ton – Company-Produced **	$35.43		$31.27	$32.24	$30.10
Operating Margins Per Ton	$13.01		$12.48	$14.58	$12.98
Financial Margins Per Ton	$3.68		$4.34	$6.84	$5.29

Sales and production includes CONSOL Energy’s portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project accruals, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced. *Includes 1.5 million tons of metallurgical grade coal. **Amount may not add due to rounding.

Coal segment performance for the quarter-to-quarter comparison was driven by higher realized prices and was offset by lower sales and higher costs per ton of production. Total costs per ton increased, in part, because of pension settlement charges of approximately $19.1 million, or $1.25 per ton, allocated to coal operations. This pension settlement was a non-cash charge that resulted from the acceleration of previously unrecognized actuarial losses related to the company’s salary pension plan.

In the quarter-to-quarter comparison, company-produced coal production declined 1.5 million tons primarily as a result of the company’s decision to idle its Shoemaker Mine in West Virginia in April of this year and to reduce production at its Jones Fork and Mill Creek mines in Kentucky during the quarter just ended. Also, production concluded at the VP #8 mine in Virginia in the Spring of 2006. In addition, geological conditions at several mines resulted in falls on major beltlines during the high humidity season as well as sandstone and rock intrusions in the areas being mined. Sales of company-produced coal declined 1.5 million tons, period-to-period, partially due to the lower production.

Average realized prices increased $3.50, or 9.8 percent, reflecting higher pricing for steam and metallurgical coal.

“Despite the apparent soft spot market for coal,” Harvey said, “the high percentage of coal we have already committed and priced under term contracts, coupled with strong pricing for additional tons we sold for term during the quarter just ended resulted in a 10 percent gain in period-to-period pricing and a two percent gain versus the trailing second quarter.”

Total costs per ton for company-produced coal were up $4.16 period-to-period. The increase in costs per ton were attributable to the salary pension adjustment, lower sales volumes, higher contract mining fees, increases in production taxes, increased subsidence costs, higher supply costs, and increased depreciation, depletion and amortization (DD&A) charges.

The pension adjustment settlement added $0.08 per ton to operating costs for the period and $1.17 per ton to non-operating charges. In addition, because a significant portion of mining costs are fixed, lower than expected production will result in increased unit costs.

Operating margins (average realized price per ton less operating costs per ton) for CONSOL Energy’s coal operations were $13.01 per ton, an improvement of 4.2 percent period-to-period, as average coal prices period-to-period were $3.50 per ton higher, more than offsetting increased operating costs. Financial margins (average realized price less total costs) were $3.68 per ton, a decrease of 15.2 percent period-to-period, reflecting the effects of the pension settlement, higher operating costs, and higher DD&A charges.

Gas Operations

CNX Gas Corporation (NYSE:CXG), 81.5 percent of which is owned by CONSOL Energy, reported net income to CONSOL Energy of $30.6 million for the quarter ended September 30, 2006. CNX Gas Corporation issued its earnings release on October 25, 2006.

Additional information regarding CNX Gas Corporation financial and operating results for the quarter are available in their release and can be found in the investor section of their website: http://www.cnxgas.com

Developments During the Quarter

In July, CONSOL Energy was awarded a contract by the U.S. Department of Energy (DOE) to demonstrate an innovative, multi-pollutant control technology at the coal- fired, electricity-generating AES Greenidge station in Dresden, NY. The purpose of the test project is to illustrate that the combination of various emissions-control devices can cost-effectively be added to a multitude of similar units nationwide. The $33 million project will be partially funded by a $14.5 million cooperative agreement from the DOE through its National Energy Technology Laboratory, and includes design and installation of the multi-pollutant control facility, followed by more than a year of testing. The remainder of the costs will be funded by AES. Along with CONSOL Energy, major participants in the test project include AES Greenidge LLC and Babcock Power Environmental Inc.

In August, CONSOL Energy entered into a new coal supply agreement with PPL Coal Supply, LLC, a subsidiary of Allentown, Pennsylvania-based PPL Corporation (NYSE: PPL). Under the agreement, CONSOL Energy expects to supply 29 million tons of high-Btu bituminous coal to two PPL generating stations in Pennsylvania for a period of 11 years beginning in 2008 and running through 2018. The coal is expected to be shipped from CONSOL Energy’s Blacksville #2 Mine, which operates in Pennsylvania and from its Loveridge Mine, which operates in West Virginia, to PPL’s Brunner Island Station near York Haven, Pennsylvania, and its Montour Station near Washingtonville, Pennsylvania.

On September 15, 2006, Standard & Poor’s raised the company’s corporate credit rating to BB from BB- and also raised the rating on the company’s senior secured notes to BB+ from BB.

On September 27, 2006, Moody’s raised the rating on the company’s senior secured notes to Ba1 from Ba2.

Outlook

In the tables below, the company provides certain financial and production guidance measures. These measures are based on the company’s current estimates and are subject to change based on changing circumstances and on risks associated with the business that are described at the end of this news release. Production guidance for 2007, 2008, and 2009 has not been revised. The company revises production guidance for out-year production annually in January.

GUIDANCE

	2006 Estimate	2007 Estimate	2008 Estimate	2009 Estimate
COAL
Tons Produced (millions of tons)	68.5 –69.5	67 –71	68 –72	74 –78
Tons Committed (millions of tons at Oct. 11, 2006)	69.9	59.2	44.0	34.5
Tons Committed and Priced (millions of tons at Oct. 11, 2006)	69.9	57.3	37.5	21.6
Avg. Realized Price/Ton Committed & Priced	$38.80	$39.26	$39.76	$42.79

2006 Quarterly Production Guidance

	1Q Actual	2Q Actual	3Q Actual	4Q Estimate
Coal (millions of tons)	18.2	18.0	15.3	17.0 –18.0

The company continues to project favorable long-term supply-demand fundamentals. New coal-fired power plants are expected to be required to meet future demands for power in the United States over the next twenty years. In addition, power generators are investing substantial capital dollars to retrofit much of the existing fleet of coal-fired power plants with emission control technologies. This capital investment is expected to sustain the current record demand of coal for power generation for several decades.

Current demand for coal, however, has been impacted by relatively moderate temperatures during the first three quarters of 2006 in most parts of the country. As a result, Appalachian Basin spot prices for coal have fallen from 15 to 28 percent depending on coal type from a year earlier. However, the shift in short-term pricing has not affected the company’s 2006 results because the company has nearly all of its expected production under contracts.

Spot and Term Pricing Decouple

More significantly, however, Harvey said he believes that coal markets are beginning to reflect a decoupling of spot pricing and term pricing. “Because of the substantial capital investment power generators are making in their generation assets,” Harvey explained, “they are making, in effect, a commitment to the long-term operation of these units. Such a commitment requires a parallel commitment to a long-term fuel supply for those units.”

He said he expects short-term and long-term coal prices to continue to diverge as fuel buyers assign additional value to fuel supply agreements that provide long-term security, reliability and flexibility of supply. “These qualities are likely to increase in value as it becomes apparent that there are few coal producers who can meet the long-term needs of plant operators. We have seen this in the long-term contracts we have signed this year.”

CONSOL Energy has previously disclosed that it has signed several long-term coal sales agreements this year for an aggregate total of 230 million tons and an initial value of more than $9 billion. “In each case, the buyers assigned value to our ability to provide a long-term supply of coal, based on proximity to their plants, the diversity of transportation options and the flexibility we have to make supply commitments from multiple sources.”

Harvey said that CONSOL Energy’s ability to capture that value has been based not only on its large, strategically located reserve base and network of large eastern mining complexes, but also on the company’s disciplined approach to capacity expansion.

Company Will Continue to Exercise Production and Investment Discipline

“As we have been saying for more than a year, we do not intend to add significant new capacity, either from existing mines or new projects, unless we have a clear signal that the market needs this additional coal.” Harvey said. “Investing substantial dollars in new capacity without a parallel agreement to purchase the output from the mine amounts to speculation with the shareholders’ capital, and we are not prepared to do that.” He also noted that the company is prepared to idle additional existing capacity to reflect soft market conditions.

Harvey said he is prepared to delay any previously announced expansion project if the market will not support the additional supply. “For example, the Enlow Fork expansion is still in the permitting process,” he said. “While this is a great project that will ultimately produce great returns for shareholders, I am prepared to limit our activity just to permitting until this potential new capacity is matched with market demand.”

Capital Spending to be Restrained, Costs Controlled

Harvey said he expects capital spending on coal in 2007 to be restrained. “Although we are still working through the budget process, I believe that our maintenance of production capital requirements will be reduced and we will focus most of our remaining coal capital on targeted efficiency projects that will help us control our costs.”

Harvey said the production problems the company experienced during the quarter just ended will result in higher unit costs for the year than were previously forecast. However, he said that he still expects total costs to increase only about five percent compared with 2005.

Share Repurchase Program Continues

Finally, Harvey reported that the company has repurchased shares of the company’s common stock under the previously announced two-year stock repurchase program that commenced in January 2006 and is authorized through December 31, 2007. “Year to date, the company has repurchased approximately 3.5 million shares at an average price of $33.11. In the first nine months of the buyback, we’ve repurchased more than $116 million of the $300 million authorization.”

# # #

CONSOL Energy Inc., a member of the Standard & Poor’s 500 equity index, has annual revenues of $3.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy Inc.

EBIT & EBITDA

(000) Omitted

	Quarter Ended 9/30/06	Quarter Ended 9/30/05	Nine Months Ended 9/30/06	Nine Months Ended 9/30/05
Net Income	$50,586	$376,982	$280,966	$493,268
Add: Interest Expense	5,685	6,791	17,791	20,904
Less: Interest Income	(4,608)	(2,436)	(12,309)	(4,021)
Add: Income Taxes	14,597	7,173	123,631	31,261

Earnings Before Interest & Taxes (EBIT)	66,260	388,510	410,079	541,412
Add: Depreciation, Depletion & Amortization	72,824	64,100	219,088	194,259

Earnings Before Interest, Taxes and DD&A (EBITDA)	$139,084	$452,610	$629,167	$735,671

For purposes of this press release, references to “CONSOL Energy,” the “Company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the disruption of rail, barge and other systems that deliver our coal, or pipeline systems which deliver our gas;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	risks in exploring for and producing gas;

•	obtaining governmental permits and approvals for our operations;

•	a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	a decrease in the production of our metallurgical coal or a decrease in the price of metallurgical coal could impact our profitability;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us;

•	replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline;

•	costs associated with perfecting title for gas rights in some of our properties;

•	we need to use unproven technologies to extract coalbed methane on some of our properties;

•	location of a vast majority of our gas producing properties in two counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area;

•	we do not insure against all potential operating risks;

•	other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the effects of government regulation;

•	the effects of mine closing, reclamation and certain other liabilities;

•	the coalbeds from which we produce methane gas frequently contain water that may hamper production;

•	increased exposure to employee related long-term liabilities;

•	our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

•	the anti-takeover effects of our rights plan could prevent a change of control; and

•	other factors discussed in our 2005 Form 10-K under “Risk Factors,” which is on file at the Securities and Exchange Commission.

We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Sales - Outside	$748,145	$726,143	$2,441,736	$2,163,082
Sales - Gas Royalty Interests	13,221	12,317	41,714	31,059
Sales - Purchased Gas	9,076	88,288	41,206	157,545
Sales - Related Party	—	4,135	—	4,749
Freight - Outside	38,239	30,718	113,007	92,507
Freight - Related Party	—	468	—	468
Other Income	34,671	17,858	123,840	64,654
Gain on Sale of 18.5% of CNX Gas	—	327,326	—	327,326

Total Revenue and Other Income	843,352	1,207,253	2,761,503	2,841,390
Cost of Goods Sold and Other
Operating Charges (exclusive of depreciation, depletion and amortization shown below)	552,104	539,526	1,645,560	1,591,680
Gas Royalty Interests’ Costs	10,808	10,042	34,491	24,505
Purchased Gas Costs	9,340	89,653	42,091	159,739
Freight Expense	38,239	31,186	113,007	92,975
Selling, General and Administrative Expense	25,062	23,976	67,053	59,162
Depreciation, Depletion and Amortization	72,824	64,100	219,088	194,259
Interest Expense	5,685	6,791	17,791	20,904
Taxes Other Than Income	57,145	54,365	195,301	170,178

Total Costs	771,207	819,639	2,334,382	2,313,402

Earnings Before Income Taxes and Minority Interest	72,145	387,614	427,121	527,988
Income Taxes	14,597	7,173	123,631	31,261

Earnings Before Minority Interest	57,548	380,441	303,490	496,727
Minority Interest	(6,962)	(3,459)	(22,524)	(3,459)

Net Income	$50,586	$376,982	$280,966	$493,268

Basic Earnings Per Share	$0.28	$2.05	$1.53	$2.70

Diluted Earnings Per Share	$0.27	$2.02	$1.51	$2.67

Weighted Average Number of
Common Shares Outstanding:
Basic	183,246,777	184,225,540	183,597,117	183,003,898

Dilutive	185,555,687	186,784,578	185,850,322	184,966,356

Dividends Paid Per Share	$0.07	$0.07	$0.21	$0.21

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended September 30		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating Activities:
Net Income	$50,586	$376,982	$280,966	$493,268
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	72,824	64,100	219,088	194,259
Stock-based Compensation	4,066	857	10,325	2,654
Gain on the Sale of Assets	(2,364)	(2,201)	(5,476)	(12,854)
Gain on Sale of 18.5% Interest in Gas Segment	—	(327,326)	—	(327,326)
Change in Minority Interest	6,962	3,459	22,524	3,459
Amortization of Mineral Leases	672	313	4,069	3,974
Deferred Income Taxes	(6,036)	(9,803)	8,641	(10,575)
Equity in Earnings of Affiliates	50	(134)	(669)	(1,952)
Changes in Operating Assets:
Accounts Receivable Securitization	—	(15,000)	—	(125,000)
Accounts and Notes Receivable	2,623	(27,731)	(5,533)	(47,808)
Inventories	2,202	3,437	(40,895)	(10,320)
Prepaid Expenses	(20,990)	(9,377)	(25,051)	(17,405)
Changes in Other Assets	2,327	5,019	308	5,785
Changes in Operating Liabilities:
Accounts Payable	27,137	21,732	(23,960)	5,307
Other Operating Liabilities	(34,099)	(12,184)	(27,602)	37,711
Changes in Other Liabilities	(15,868)	(42,587)	16,213	(4,957)
Other	121	3,365	6,349	2,149

Net Cash Provided by Operating Activities	90,213	32,921	439,297	190,369

Investing Activities:
Capital Expenditures	(175,033)	(117,700)	(469,417)	(287,262)
Acquisition of Mon River Towing and J.A.R. Barge Lines	—	—	(24,750)	—
Additions to Mineral Leases	(1,480)	(1,474)	(5,670)	(7,826)
Net Investment in Equity Affiliates	(1,505)	8,739	(1,402)	1,901
Proceeds from Sale of 18.5% Interest in Gas Segment	—	420,167	—	420,167
Proceeds from Sales of Assets	4,654	2,765	44,028	32,236

Net Cash (Used in) Provided by Investing Activities	(173,364)	312,497	(457,211)	159,216

Financing Activities:
Payments on Miscellaneous Borrowings	(4,010)	(118)	(4,093)	(284)
Proceeds from Short Term Borrowings	—	2,200	—	2,200
Payments on Revolver	—	—	—	(1,700)
Tax Benefit from Stock-Based Compensation	2,082	—	37,878	—
Dividends Paid	(12,847)	(12,909)	(38,631)	(38,377)
Issuance of Treasury Stock	1,047	(21,437)	12,777	—
Purchases of Treasury Stock	(32,819)	—	(116,450)	—
Stock Options Exercised	—	35,369	1,362	35,369

Net Cash (Used in) Provided by Financing Activities	(46,547)	3,105	(107,157)	(2,792)

Net (Decrease) Increase in Cash and Cash Equivalents	(129,698)	348,523	(125,071)	346,793
Cash and Cash Equivalents at Beginning of Period	345,267	4,692	340,640	6,422

Cash and Cash Equivalents at End of Period	$215,569	$353,215	$215,569	$353,215

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) September 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and Cash Equivalents	$215,569	$340,640
Accounts and Notes Receivable:
Trade	284,986	276,277
Other Receivables	22,714	23,340
Inventories	182,775	140,976
Deferred Income Taxes	142,343	152,730
Prepaid Expenses	90,357	64,537

Total Current Assets	938,744	998,500
Property, Plant and Equipment:
Property, Plant and Equipment	7,577,316	7,096,660
Less - Accumulated Depreciation, Depletion and Amortization	3,749,729	3,561,897

Total Property, Plant and Equipment - Net	3,827,587	3,534,763
Other Assets:
Deferred Income Taxes	338,722	367,228
Investment in Affiliates	54,332	52,261
Other	135,046	134,900

Total Other Assets	528,100	554,389

TOTAL ASSETS	$5,294,431	$5,087,652

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) September 30, 2006	December 31, 2005
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$174,733	$197,375
Current Portion of Long-Term Debt	57,017	4,629
Accrued Income Taxes	28,219	17,557
Other Accrued Liabilities	547,427	584,361

Total Current Liabilities	807,396	803,922
Long-Term Debt:
Long-Term Debt	393,240	438,367
Capital Lease Obligations	27,131	—

Total Long-Term Debt	420,371	438,367
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	1,596,316	1,592,907
Pneumoconiosis Benefits	401,326	411,022
Mine Closing	387,188	356,776
Workers’ Compensation	151,724	134,759
Deferred Revenue	16,333	27,343
Salary Retirement	—	33,703
Reclamation	26,282	32,183
Other	122,988	137,870

Total Deferred Credits and Other Liabilities	2,702,157	2,726,563
Minority Interest	126,526	93,444

Total Liabilities and Minority Interest	4,056,450	4,062,296
Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 185,126,526 Issued and 182,604,705 Outstanding at September 30, 2006; 185,050,824 Issued and Outstanding at December 31, 2005	1,851	1,850
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	910,347	883,316
Retained Earnings	486,543	252,109
Other Comprehensive Loss	(76,691)	(105,162)
Unearned Compensation on Restricted Stock Units	—	(6,757)
Common Stock in Treasury, at Cost - 2,521,821 Shares at
September 30, 2006 and -0- Shares at December 31, 2005	(84,069)	—
Total Stockholders’ Equity	1,237,981	1,025,356

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,294,431	$5,087,652

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Compre- hensive Income (Loss)	Unearned Compen- sation on Restricted Stock Units	Treasury Stock	Total Stock- holders’ Equity
Balance - December 31, 2005	$1,850	$883,316	$252,109	$(105,162)	$(6,757)	$—	$1,025,356

(Unaudited)
Net Income	—	—	280,966	—	—	—	280,966
Treasury Rate Lock (Net of $ 40 tax)	—	—	—	(61)	—	—	(61)
Minority Interest in Other Comprehensive Income and Stock-based Compensation of Gas	—	(1,996)	—	(6,484)	—	—	(8,480)
Gas Cash Flow Hedge (Net of ($22,470) tax)	—	—	—	35,016	—	—	35,016

Comprehensive Income (Loss)	—	(1,996)	280,966	28,471	—	—	307,441
Issuance of Treasury Stock	—	(11,703)	(7,901)	—	—	32,381	12,777
Purchases of Treasury Stock	—	—	—	—	—	(116,450)	(116,450)
Stock Options Exercised	1	1,361	—	—	—	—	1,362
Tax Benefit from Stock-Based Compensation	—	37,878	—	—	—	—	37,878
Amortization of Stock-Based Compensation Awards	—	8,248	—	—	—	—	8,248
Elimination of Unearned Compensation on Restricted Stock Units	—	(6,757)	—	—	6,757	—	—
Dividends ($.21 per share)	—	—	(38,631)	—	—	—	(38,631)

Balance - September 30, 2006	$1,851	$910,347	$486,543	$(76,691)	$—	$(84,069)	$1,237,981

INCOME STATEMENT BY SEGMENT

September 2006 QTD

In Millions

	Quarter Ended September 30, 2006
	COAL			Total Gas	Total Other	TOTAL
	Produced	Other	Total
Sales	$592	$14	$606	$103	$48	$757
Gas Royalty Interests	—	—	—	13	—	13
Freight Revenue	38	—	38	—	—	38
Other Income	—	25	25	9	1	35

Total Revenue and Other Income	630	39	669	125	49	843
Cost of Goods Sold	426	60	486	36	38	560
Gas Royalty Interests' Costs	—	—	—	11	—	11
Freight Expense	38	—	38	—	—	38
Selling, General & Admin.	17	—	17	4	4	25
DD&A	52	7	59	9	5	73
Interest Expense	—	—	—	—	6	6
Taxes Other Than Income	35	15	50	4	3	57

Total Cost	568	82	650	64	56	770

Earnings Before Income Taxes	$62	$(43)	$19	$61	$(7)	73
Income Tax						(15)

Earnings Before Minority Interest						58
Minority Interest						(7)

Net Income						$51

INCOME STATEMENT BY SEGMENT

September 2006 YTD

In Millions

	Year to Date September 30, 2006
	COAL			Total Gas	Total Other	TOTAL
	Produced	Other	Total
Sales	$1,951	$55	$2,006	$330	$147	$2,483
Gas Royalty Interest	—	—	—	42	—	42
Freight Revenue	113	—	113	—	—	113
Other Income	—	85	85	25	14	124

Total Revenue and Other Income	2,064	140	2,204	397	161	2,762
Cost of Goods Sold	1,255	175	1,430	117	141	1,688
Gas Royalty Interests' Costs	—	—	—	34	—	34
Freight Expense	113	—	113	—	—	113
Selling, General & Admin.	45	1	46	11	10	67
DD&A	160	19	179	27	13	219
Interest Expense	—	—	—	—	18	18
Taxes Other Than Income	121	53	174	12	9	195

Total Cost	1,694	248	1,942	201	191	2,334

Earnings Before Income Taxes	$370	$(108)	$262	$196	$(30)	428
Income Tax						(124)

Earnings Before Minority Interest						304
Minority Interest						(23)

Net Income						$281

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended Sept. 30,
	2006	2005
AS REPORTED FINANCIALS:
Revenue ( $ MM)	$843.352	$1,207.253
EBIT ($MM) *	$66.260	$388.510
EBITDA ($ MM) *	$139.084	$452.610
Net Income ($ MM)	$50.586	$376.982
EPS(diluted)	$0.27	$2.02
Average shares outstanding - Dilutive	185,555,687	186,784,578
CAPEX ($ MM)	$175.033	$117.700
COAL OPERATIONAL:
# Complexes Producing (end of period)	14	18
Sales (MM tons)-Produced only	15.350	16.942
Average sales price ** ($/ton)	$39.11	$35.61
Production income ($ /ton)	$3.68	$4.34
Production (MM tons)-Produced only	15.312	16.777
Produced Tons Ending inventory (MM tons)***	2.754	1.558

CONSOL ENERGY INC.

COAL PRODUCTION

REGION	3RD QTR 2006 ACTUAL	3RD QTR 2005 ACTUAL
Northern Appalachia	11.9	13.7
Central Appalachia	3.2	2.9
Other Areas	0.2	0.3

TOTAL PRODUCTION	15.3	16.8

*	Numbers may not add due to rounding